Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                     INVESCO VAN KAMPEN V.I. HIGH YIELD FUND

A Special Meeting ("Meeting") of Shareholders of The Universal Institutional Funds, Inc. - High Yield Portfolio was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                        Votes     Votes     Broker
Matter                                                     Votes For   Against   Abstain   Non-Votes
------                                                     ---------   -------   -------   ---------
(1) Approve an Agreement and Plan of Reorganization.....   2,518,978   37,360    159,368       0